Exhibit 11.2

Consent of Independent Auditor

We consent to the use of our report dated April 5, 2024, with respect to the consolidated financial statements of Rise Companies Corp. and its subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the offering statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 10, 2024